                                                                      EXHIBIT 12

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES
              COMBINED WITH 50% OWNED UNCONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                                                 THREE MONTHS
                                                                    ENDED
                                                                  MARCH 31,
                                                                --------------
                                                                2003     2002
                                                                ----     ----
Net income (loss) before cumulative effect of change in
  accounting principle......................................    $   1    $  (2)
Add:
  Interest expense..........................................       31       36
  Portion of rentals representative of the interest
     factor.................................................        3        3
  Income tax benefit and other taxes on income..............       (2)      (8)
  Minority Interest.........................................        1        1
  Undistributed (earnings) losses of affiliated companies in
     which less than a 50% voting interest is owned.........        2       (1)
                                                                -----    -----
     Earnings as defined....................................    $  36    $  29
                                                                =====    =====
Interest expense............................................    $  31    $  36
Interest capitalized........................................        1        1
Portion of rentals representative of the interest factor....        3        3
                                                                -----    -----
     Fixed charges as defined...............................    $  35    $  40
                                                                =====    =====
Ratio of earnings to fixed charges..........................     1.03     0.73
                                                                =====    =====

NOTE: Earnings were inadequate to cover fixed charges by $11 million for the three months ended March 31, 2002.